UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              PROXY STATEMENT

      Pursuant to Section 14 (a) of the Securities Exchange Act of 1934

                   CRACKER BARREL OLD COUNTRY STORE, INC.
                             (Name of Registrant)

                             JAMES F. BLACKSTOCK
                Vice President, General Counsel and Secretary
                    Cracker Barrel Old Country Store, Inc.
                        P.O. Box 787 - Hartmann Drive
                        Lebanon, Tennessee 37088-0787
                               (615) 444-5533
                    (Name of Person Filing Proxy Statement)

Filed by the Registrant   /X/            Filed by a Party
other than the Registrant  /  /

Check the appropriate box:

/ /  Preliminary Proxy Statement        / /  Definitive Additional Materials

/X/  Definitive Proxy Statement        / /   Soliciting Material Pursuant to
                                             Section 240.14a-11 ( c ) or
                                             Section 240.14a-12

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-(i) (4) and 0-11.

     1)  Title of each class of securities to which transaction applies:
         ________________________________________________________________

     2)  Aggregate number of securities to which transaction applies:
         ________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         ________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:
         ________________________________________________________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: ______________________________________

     2)  Form Schedule or Registration Statement No.: _________________

     3)  Filing Party: ________________________________________________

     4)  Date Filed: __________________________________________________

               CRACKER BARREL OLD COUNTRY STORE, INC.
                         305 Hartmann Drive
                      Lebanon, Tennessee 37087

                         -----------------
              Notice of Annual Meeting of Shareholders
              to be held on Tuesday, November 25, 1997
                         -----------------

     Notice is hereby given that the Annual Meeting of Shareholders of Cracker Barrel Old Country Store, Inc.(the "Company") will be held at the offices of the Company located on Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 25, 1997 at 10:00 a.m., local time, for the following purposes:

     (1) to elect 13 directors to serve until the next Annual Meeting and until their successors are duly elected and qualified;

     (2) to consider and vote upon the adoption of a proposed amendment to the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan to increase the number of shares of Company Common Stock available under the Plan from 14,025,702 to 17,525,702;

     (3) to approve the selection of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year;

     (4)  to  consider  and  take  action on a  shareholder proposal
          requesting   that   the  Compensation  and   Stock Option
          Committees link executive compensation to social policy goals; and

     (5) to transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

     The Board of Directors has fixed the close of business on September 29, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                    By Order of the Board of Directors

                                    James F. Blackstock, Secretary
Lebanon, Tennessee
October 24, 1997

YOUR  REPRESENTATION  AT THE MEETING IS IMPORTANT.   TO ENSURE  YOUR
REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT, AT ANY TIME BEFORE IT IS VOTED.

             CRACKER BARREL OLD COUNTRY STORE, INC.
                       305 Hartmann Drive
                    Lebanon, Tennessee 37087
                      --------------------
                        PROXY STATEMENT
                      --------------------

     The accompanying proxy is solicited by, and on behalf of, the Board of Directors of Cracker Barrel Old Country Store, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on November 25, 1997, and any adjournment of that meeting. Notice of the Annual Meeting is attached to this Proxy Statement.

     This Proxy Statement, and the Annual Report of the Company for the fiscal year ended August 1, 1997, have been mailed on or about October 24, 1997, to all shareholders of record on September 29, 1997.

     The purpose of the Annual Meeting is to elect 13 directors, to adopt an amendment to the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan to increase the number of shares authorized under the Plan, to approve the selection of Deloitte & Touche LLP as the Company's independent auditors for the next fiscal year, and to vote on a shareholder proposal requesting that the Compensation and Stock Option Committees link executive compensation to social policy goals.

     A shareholder of record who signs and returns a proxy in the accompanying form may revoke the proxy at any time before the designated proxy holder votes, by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a written proxy bearing a later date. Unless duly revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the represented shares will be voted in accordance with the specifications. If no specification is made, proxy shares will be voted FOR the election of all director nominees, FOR the adoption of the amendment to the Amended and Restated Stock Option Plan, FOR the approval of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year, and AGAINST the shareholder proposal.

     Directors shall be elected by a plurality of the votes cast
in   the  election  by  the  holders  of  Company  Common Stock represented and entitled to vote at the Annual Meeting, if a quorum is present. Assuming the existence of a quorum, every other proposal submitted to the shareholders shall be approved if the votes cast favoring the proposal exceed the votes cast opposing it. Abstentions will be counted as present for purposes of determining the existence of a quorum and for determining the total number of votes cast. Abstentions are disregarded in determining if a director receives a plurality of the votes cast or whether votes cast for a proposal exceed votes cast against
it.   Broker  non-votes  are  disregarded  for  the  purpose of
determining the total number of votes cast with respect to a proposal.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matters properly come before the meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on those matters.

     The Board of Directors has fixed the close of business on September 29, 1997 as the record date for the Annual Meeting. The Company's only class of securities is its Common Stock, with a par value of $0.50 per share. On September 29, 1997, the Company had outstanding 61,395,068 shares of Common Stock. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. For each share held, those shareholders will be entitled to one vote which may be given in person or by proxy authorized in writing.

     The  cost  of solicitation of proxies will be borne  by the
Company,   including  expenses  in  connection  with preparing,
assembling and mailing this Proxy Statement. The solicitation will be made by mail, and may also be made by the Company's officers or employees personally or by telephone or telegram. No officers or employees of the Company will receive additional compensation for soliciting proxies. The Company may reimburse brokers, custodians and nominees for their expenses in sending
proxies  and  proxy material to beneficial owners.   The Company
retains Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of the Company's investor relations and other shareholder communications issues. As part of its duties, Corporate Communications, Inc. may assist in the solicitation of proxies. Corporate Communications, Inc.
receives   a   fee  of  approximately  $2,000  per  month, plus
reimbursement of out-of-pocket expenses. See "Other Transactions and Relationships" later in this document.

     As it has done previously, the Company will continue to employ an independent tabulator to receive and tabulate the proxies, and independent inspectors of election to certify the results. The Company will also continue its practice of holding
the   votes  of  all  shareholders  in  confidence  from Company directors, officers and employees, except (i) to allow the independent inspectors of election to certify the results of the vote, (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (iii) in
case   of  a  contested  proxy  solicitation,  or  (iv)  when   a
shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management.

               PROPOSAL 1.  ELECTION OF DIRECTORS

     The Company Bylaws provide that the Board of Directors shall consist of not more than 15 persons. The Board of Directors has established Board size at 13 directors. Proxies cannot be voted for more than 13 persons. The terms of all present directors will expire upon the election of new directors at the Annual
Meeting.   The  Board of Directors proposes the election  of the
nominees listed below to serve until the next Annual Meeting and until their successors are duly elected and qualified. All of the nominees are presently directors of the Company and were elected at the Annual Meeting held on November 26, 1996. Unless contrary written instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election of all named nominees as directors. If for any reason any nominee is unable to serve, the persons named in the proxy have advised that they will vote for a substitute nominee as proposed by the Company Board of Directors. Each nominee has consented to act as a director, if elected, and the Board of Directors has no reason to expect that any nominee will fail to be a candidate at the meeting. Therefore, it does
not   at   this   time   have  any  substitute   nominees under
consideration. The information relating to the 13 nominees set forth below has been furnished to the Company by the named individuals.

     Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the nominees listed below. Proxies, unless they contain contrary written instructions, will be voted "FOR" the listed nominees.

  Name, Age, Position    First Became           Business Experience
   with the Company       a Director         During the Past Five Years
______________________   ____________    _________________________________
James C. Bradshaw, 66        1970        Practicing physician, Lebanon,
Director                                 Tennessee

Robert V. Dale, 61           1986        President of Windy Hill Pet Food
Director                                 Company, Nashville, Tennessee
                                         since March 1995;  Partner in PFB
                                         Partnership, Nashville, Tennessee
                                         from August 1994 to March 1995;
                                         President of Martha White Foods,
                                         Inc., Nashville, Tennessee from
                                         October 1985 to August 1994

Dan W. Evins, 62             1970        Chairman and Chief Executive
Director, Chairman                       Officer of the Company;  President
and Chief Executive                      of the Company until August 1995;
Officer (1)                              Member of Board of Directors of
                                         Clayton Homes, Inc.

Edgar W. Evins, 65           1970        Retired in June 1987;  President,
Director (1)                             DeKalb County Bank and Trust
                                         Company, Alexandria, Tennessee
                                         from 1958 until June 1987

William D. Heydel, 68        1970        Retired in 1987; for the previous
Director                                 five years, Tennessee manager of
                                         American Family Life Assurance
                                         Company, Nashville, Tennessee

Robert C. Hilton, 60         1981        Chairman, President and CEO of Home
Director                                 Technology Healthcare, Inc., Nashville,
                                         Tennessee since October 1991

Charles E. Jones, Jr., 52    1981        President, Corporate Communications,
Director                                 Inc., a financial public relations
                                         firm, Nashville, Tennessee

Charles T. Lowe, Jr., 65     1970        Retired in 1993; previously President
Director                                 of Travel World, Inc., a travel agency,
                                         Lebanon, Tennessee

B. F. Lowery, 60             1971        Attorney; President and  Chairman,
Director                                 LoJac  Companies, asphalt  paving,
                                         highway construction and  building
                                         materials  supplier and contractor,
                                         Lebanon, Tennessee

Ronald N. Magruder, 50       1995        President and Chief Operating Officer
Director, President and                  of the Company since August 1995;
Chief Operating Officer                  Vice-Chairman of Darden Restaurants
                                         from December 1994 to August 1995;
                                         Executive Vice President, General Mills
                                         Restaurants and President of Olive
                                         Garden from 1987 to 1994

Gordon L. Miller, 63         1974        Dentist, Lebanon, Tennessee
Director

Martha M. Mitchell, 57       1993        Senior Vice President (since January
Director                                 1987) and Partner (since January 1993)
                                         of Fleishman-Hillard, a public
                                         relations firm, St. Louis, Missouri

Jimmie D. White, 56          1993        Retired  on December 11, 1995;
Director                                 Senior Vice President - Finance and
                                         Chief Financial Officer of the
                                         Company from 1985 to 1995


______________________________

(1)  Dan W. Evins and Edgar W. Evins are brothers.

Committees and Meetings

     During the fiscal year ended August 1, 1997, the Board of Directors held five meetings. No incumbent director attended fewer than 75% of the Board meetings in fiscal 1997.

       The Executive Committee is currently composed of Robert V. Dale, Dan
W.  Evins, Charles E. Jones, Jr., B. F. Lowery, Ronald N. Magruder, Charles
T. Lowe, Jr. and Martha M. Mitchell. The Executive Committee has all the duties and powers of the Board of Directors, subject to the general direction, approval and control of the Board. The Executive Committee met six times in fiscal year 1997.

     The Stock Option Committee is currently composed of Robert C. Hilton, James C. Bradshaw and William D. Heydel. This committee, which met once during the fiscal year ended August 1, 1997, is responsible for the administration of the Company's Incentive Stock Option Plan of 1982, its 1987 Stock Option Plan and its Amended and Restated Stock Option Plan.

     The  Audit Committee is currently composed of Robert C. Hilton,  James
C. Bradshaw, Robert V. Dale and Gordon L. Miller. This committee, which met three times during the fiscal year ended August 1, 1997, reviews the Company's internal accounting controls and systems, the results of the Company's annual audit and the Company's accounting policies and any change in those policies.

     The Compensation Committee is currently composed of Robert V. Dale, Edgar W. Evins, William D. Heydel and Robert C. Hilton. This committee, which met once during the fiscal year ended August 1, 1997, reviews and recommends to the Board of Directors the salaries, bonuses and other cash compensation of the executive officers of the Company.

     The Nominating Committee is currently composed of Robert V. Dale, B.F. Lowery, Charles E. Jones, Jr., Martha M. Mitchell, Dan W. Evins, Edgar W. Evins, and Robert C. Hilton. The Nominating Committee reviews director nominees and makes recommendations to the Board of Directors prior to each Annual Meeting of shareholders. The Nominating Committee will consider nominees recommended in writing by shareholders who submit director nominations to the Company prior to the deadline for shareholder proposals as further described under "Proposals of Shareholders" later in this document.

     The Company pays to each of its outside directors an annual retainer of $20,000 plus $1,000 as a director's fee for each Board meeting attended. Outside directors who are members of the Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee receive a fee of $1,000 for each committee meeting attended. The chairperson of these committees receives an additional fee of $200 for each committee meeting attended. All outside directors are reimbursed by the Company for out-of-
pocket  expenses  incurred in connection with attendance at meetings.   No
director's fees are paid to directors who are also employees of the Company.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

       The   following  information  pertains  to  Company Common   Stock
beneficially owned, directly or indirectly, by 5% or greater shareholders as reported to the Company by NASD.


                                                                Percent
     Name and Address              Amount and Nature of         of Class
     of Beneficial Owner           Beneficial Ownership      (Common Stock)
     ___________________           ____________________      ______________
    Montag & Caldwell Inc.              4,985,000                  8.1%
    3343 Peachtree Rd. N.E.
    Atlanta, GA  30326

Security Ownership of Management

     The   following   information  pertains  to   Company Common   Stock
beneficially owned, directly or indirectly, by all directors and nominees and by all directors and officers as a group, as of September 29, 1997. Unless otherwise noted, the named persons may be contacted at the Company's executive offices and they have sole voting and investment power with respect to the shares indicated.

                                                                 Percent
        Names of               Amount and Nature of              Of Class
     Beneficial Owners       Beneficial Ownership (1)         (Common Stock)
    __________________       ________________________         ______________

     James C. Bradshaw              545,719 (2)                      *
     Robert V. Dale                 104,728                          *
     Dan W. Evins                   696,666                        1.1%
     Edgar W. Evins                  69,157 (3)                      *
     William D. Heydel              543,327 (2)                      *
     Robert C. Hilton                99,299                          *
     Charles E. Jones, Jr.          102,761                          *
     Charles T. Lowe, Jr.           914,025 (4)                    1.5%
     B. F. Lowery                   240,125                          *
     Ronald N. Magruder             344,134                          *
     Gordon L. Miller               167,167                          *
     Martha M. Mitchell              41,872                          *
     Jimmie D. White                 30,290                          *

     All Officers and Directors
     as a group (39 persons)      4,686,333                        7.1%

     *Less than one percent

----------------------

(1) Includes the following number of shares subject to options exercisable by the named holders within 60 days:

     James C. Bradshaw      142,670      Charles T. Lowe, Jr.       66,734
     Robert V. Dale          92,046      B. F. Lowery              142,670
     Dan W. Evins           256,666      Ronald N. Magruder        273,334
     Edgar W. Evins          66,734      Gordon L. Miller           66,734
     William D. Heydel      142,670      Martha M. Mitchell         41,422
     Robert C. Hilton        92,046      Jimmie D. White                 -
     Charles E. Jones, Jr.   92,046


     All Officers and Directors as a group   2,104,681


     The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by each named individual and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes shares owned jointly with spouse, with whom voting and investment power is shared: Dr. Bradshaw 403,049 and Mr. Heydel 400,657.

(3) Includes 223 shares owned by Mr. Evins' wife in her SEP, for which voting and investment power is shared.

(4) Voting and investment power with respect to 43,491 shares is shared by Mr. Lowe and his wife, the owner of these shares.

                  REPORT OF THE COMPENSATION COMMITTEE AND THE
                STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Company's compensation policies for its executive officers are administered by two committees of the Board of Directors - the Compensation Committee and the Stock Option Committee. All members of these committees are outside, non-employee directors.

     The primary components of executive compensation are base salary, bonus and longer-term incentives such as stock options. The Compensation Committee recommends to the Board of Directors the salaries and bonus plan for the executive officers. The Stock Option Committee administers the stock option plans pursuant to which all employee stock options are granted.

Base Salary

     In setting the fiscal 1997 base salary for each executive officer, the Compensation Committee reviewed the then-current salary for each of the officers in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the Company by independent executive compensation consultants. In addition, the Compensation Committee considered the contribution made by each executive officer during fiscal 1996, as reported by the Chief Executive Officer, as well as salary recommendations from management for the executive officers other than the Chairman and Chief Executive Officer, Dan W. Evins. The Compensation Committee employed procedures similar to those used for each of the other executive officers to determine the fiscal 1997 salary for Dan
W. Evins.

Bonus

     The   Compensation  Committee  has  determined  that the   financial
performance of the Company should be a significant factor in rewarding  its
executive  officers.   Therefore, in July of each  year, the  Compensation
Committee reviews the expected financial performance of the Company for the concluding fiscal year and considers the internal budget established for the next fiscal year in setting certain financial goals and criteria for executive officer bonuses.

      In  fiscal  1997,  the  Company operated  pursuant  to a  Management
Incentive  Plan  affecting  executive officers and  senior managers.   The
purpose of the Management Incentive Plan is to link individual job performance and resulting compensation to the financial performance of the Company. This ensures that all participants achieve individual goals while remaining focused on the Company's overall financial results. The Plan is also designed to ensure that participants' financial interests remain directly tied to those of Cracker Barrel's shareholders. A participant's target bonus percentage varies based on salary grade level.

     Generally, bonus awards are calculated based on the following factors:
(i) Company financial results compared to the Company's business plan, (ii)
individual  performance  against  his  or  her  stated goals,  (iii)   the
individual's fiscal year base salary amount, and (iv) the individual's target bonus percentage. Maximum bonus percentages available to executive officers range from 75% to 225% of base salary (225% for Mr. Evins, 180% for Mr. Magruder, and Mr. Woodhouse, 135% for Mr. Adkins and Mr. Parsons, 105% for all other senior officers, and from 75% to 105% for all other executive officers.) Bonuses earned for fiscal 1997, as a percent of total salary and bonuses, were 146% for Mr. Evins, 117% for Mr. Magruder, 117% for Mr. Woodhouse, 91% for Mr. Adkins, and 90% for Mr. Parsons.

Stock Options

     In contrast to salary and bonus awards, which are generally for past work performance, stock options are based on future performance which contributes to stock price appreciation. They are granted at an exercise price which is equal to the closing market price of the Company's Common Stock on the day before the date of grant, and therefore have no value until the stock trading price increases.

     The  Stock  Option Committee has generally granted nonqualified  stock
options  annually.   In  recent years, the Committee  has extended  option
grants down into the organization as far as the top hourly level positions in the stores. See "Stock Option Plans" later in this document.

Stock Performance Graph

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years, ended August 1, 1997, compared with the Standard & Poor's 400 MidCap Index and a Total Return Index comprised of all NASDAQ companies with the same two-digit SIC (Standard Industrial Classification) code (58 - Eating and Drinking Places) as the Company.

                                        1992   1993   1994  1995  1996   1997
_____________________________________________________________________________
Cracker Barrel Old Country Store, Inc.   100    117    104    94    99    130
NASDAQ                                   100    117    106   119   115    105
S & P 400 MIDCAP                         100    117    121   150   162    236
_____________________________________________________________________________

Summary Compensation Table

     The following table sets forth information concerningthe compensation of the Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 1, 1997.

                                                         Long Term
                             Annual Compensation       Compensation

                                                                        Securities              Other
                                                                        Underlying Restricted  Annual
                         Principal          Fiscal                        Options    Stock    Compensa-
Name                     Position            Year   Salary(1)    Bonus    Granted   Awards(1)  tion(2)
____                     ________            ____   _________    _____    _______   _________  _______
Dan W. Evins          Chairman of the         1997  $385,000    $545,613   40,000         -  $ 31,439
                      Board and Chief         1996   385,000     299,330   40,000         -    30,754
                      Executive Officer       1995   385,000     661,495   40,000         -    28,541

Ronald N. Magruder    President and Chief     1997   350,000     396,809   35,000         -   104,814
                      Operating Officer       1996   344,697     217,694  285,000  $656,000     1,740
                                              1995         -           -        -         -         -

Michael A. Woodhouse  Senior Vice President/  1997   231,000     261,894   25,000         -    95,762
                      Finance and Chief       1996   141,667     110,000   25,000    93,750    10,310
                      Financial Officer       1995         -           -        -         -         -

Michael D. Adkins     Senior Vice President/  1997   165,000     158,776   20,000         -     6,096
                      Restaurant Operations   1996   150,000      46,649   12,000         -     5,792
                                              1995   125,000      85,908   12,000         -     5,606

Richard G. Parsons    Senior Vice President/  1997   167,400     146,442   20,000         -     7,835
                      Merchandising           1996   155,000      48,204   12,000         -     7,522
                                              1995   155,000     106,526   12,000         -     7,596



  (1) On August 7, 1995, the effective date of Mr. Magruder's employment with the Company, he received a restricted stock award of 32,000 shares worth $656,000 based on the value of Company Common Stock on July 5, 1995. The shares vest at a rate of 20% per annum, and based on the value of Company Common Stock at the end of fiscal 1997, were worth $926,000. On December 11, 1995, the effective date of Mr. Woodhouse's employment with the Company, he received a restricted stock award of 5,000 shares worth $93,750 based on the value of Company Common Stock on December 8, 1995. These shares vest at a rate of 20% per annum, and based on the value of
      Company Common Stock at the end of fiscal 1997, were worth $144,688.   No
      dividends are paid on these restricted shares until the shares actually vest.

(2) Includes premiums paid on Life and Disability insurance for coverage above that available to all salaried employees of $29,893 for Mr. Evins, $1,740 for Mr. Magruder, $18,117 for Mr. Woodhouse, $4,418 for Mr. Adkins, and $6,663 for Mr. Parsons; the Company's contributions to its 401(k) Employee Savings Plan for each named officer, and moving expenses paid or accrued by the Company in fiscal 1997 of $100,157 for Mr. Magruder and $77,645 for Mr. Woodhouse.

Options Granted During Fiscal Year Ended August 1, 1997

     The following table sets forth all options to acquire shares of Company Common Stock granted to the named executive officers during the fiscal year ended August 1, 1997.

                              Individual  Grants  (1)
                    ___________________________________________
                                                             Potential Realizable Value
                              % of Total                       at Assumed Annual Rates
                                Options    Exercise          of Stock Price Appreciation
                        #     Granted to    or Base               for Option Term (2)
                     Options Employees in    Price   Expiration ___________________________
Name                 Granted  Fiscal Year   $/Share     Date        5%         10%
____                 _______  ___________   _______     ____        __         ___
Dan W. Evins          40,000     3.1%        $22.75   08-29-06   $572,294  $1,450,306

Ronald N. Magruder    35,000     2.7%         22.75   08-29-06    500,757   1,269,017

Michael A. Woodhouse  25,000     1.9%         22.75   08-29-06    357,684     906,441

Michael D. Adkins     20,000     1.5%         22.75   08-29-06     286,147    725,153

Richard M. Parsons    20,000     1.5%         22.75   08-29-06     286,147    725,153

(1) The exercise price of the options granted is equal to the closing market price of the Company's Common Stock on the day before the date of grant. Options are exercisable as to not more than 1/3 of the total number of shares under the option during each 12-month period following one year from the date of grant for all options granted during the fiscal year ended August 1, 1997. To the extent any optionee does not exercise an option as to all shares for which the option was exercisable during any 12-month period, the balance of the unexercised options shall accumulate and the option with respect to those shares will be exercisable at any later time before expiration. Options expire 10 years from the date of the grant.

(2) The potential realizable values illustrate values that might be realized upon exercise immediately prior to the expiration of the term of these options using 5% and 10% appreciation rates, as required by the Securities and Exchange Commission, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.

Option Exercises and Fiscal Year End Values

  The following table sets forth all stock options exercised during the fiscal year ended August 1, 1997 by the named executive officers and the number and value of unexercised options held by these executive officers at fiscal year end.



                                                                       Value of Unexercised
                    #Shares                 Number of Unexercised     In-The-Money Options at
                  Acquired on    Value        Options at  FY-End            FY-End (2)
                    Exercise  Realized(1) Exercisable  Unexercisable Exercisable  Unexercisable
                    ________  ___________ ___________  _____________ ___________  _____________
Dan W. Evins              0           0      243,333      66,667     $1,651,455   $  509,170

Ronald N. Magruder        0           0      178,334     141,666      1,499,901    1,138,224

Michael A. Woodhouse      0           0        8,333      41,667         84,892      324,483

Michael D. Adkins         0           0       41,125      28,000        230,742      202,250

Richard M. Parsons   12,000    $327,362      176,780      28,000      2,903,076      202,250

(1) Value realized is calculated based on the difference between the option exercise price and the actual sales price of shares sold, and the market value of Company Common Stock on the date of exercise for 3,500 shares acquired upon exercise but not sold by Mr. Parsons.

(2) The last trade of the Company's Common Stock as reported by NASDAQ on August 1, 1997 was $28.9375. That price was used in calculating the value of unexercised options.

Executive Employment Agreements

  An employment agreement has been granted to Dan W. Evins (Chairman of the Board and Chief Executive Officer) which, upon the occurrence of certain events, authorizes a severance payment approximately equal to three times his annual salary in effect on the date of termination. Although not intended primarily as a standard employment contract, the agreement does provide for payment of a specified annual salary which shall not be decreased, and which may be increased from time to time. This agreement does not preclude Mr. Evins' from participating in any other Company benefit plans or arrangements. Under the agreement, Mr. Evins may terminate his employment and receive the three-year severance payment if there is a "change in control of the Company" (as defined in the agreement), accompanied by: (1) a decrease in his base salary or bonus percentage; or (2) a reduction in the importance of his job responsibilities; or (3) a
geographical  relocation  without his  consent.   The  three- year
severance payment shall also be made to Mr. Evins if the Company breaches the terms of the agreement. The employment agreement also describes rights to compensation if Mr. Evins' employment is
terminated   or   suspended  due  to  death,   disability, poor
performance or wrongful activities.

  Effective August 7, 1995, the Company employed Mr. Ron Magruder as its Chief Operating Officer. On the date he signed his offer of employment, July 5, 1995, he was awarded an option under the 1987 Stock Option Plan for 250,000 shares of Company Common Stock at the market closing price on the previous day. These options vest at a rate of 1/3 each year and expire 10 years from the date of grant. To remedy Mr. Magruder's loss of non-vested options in the stock of his former employer, the Company provided him 32,000 shares of restricted Common Stock which vests at 20% each year. If Mr. Magruder's employment is involuntarily terminated for performance rather than for cause, the Company will provide him a severance package consisting of one year's base salary and estimated bonus, as well as $600,000. That amount decreases by 20% per year from the date of employment. Mr. Magruder was also provided with funds to pay for his relocation to Tennessee, which accrued in the amount of $100,157 in fiscal 1997.

  Effective December 11, 1995, the Company employed Mr. Michael Woodhouse as Senior Vice President of Finance and Chief Financial
Officer.   Mr.  Woodhouse was granted an option  under  the 1987
Stock Option Plan for 25,000 shares of Company Common Stock on his start date, with the option vesting at a rate of 1/3 each year following one year from the grant date and expiring 10 years after the date of grant. To remedy Mr. Woodhouse's loss of non-vested options in the stock of his former employer, the Company granted him 5,000 shares of restricted Common Stock which vests at 20% per year. Mr. Woodhouse was also provided with funds to pay for his relocation to Tennessee, which accrued in the amount of $77,645 in fiscal 1997.

Stock Option Plans

  On February 25, 1982, the Company's Board of Directors adopted an incentive stock option plan, which was approved by the shareholders of the Company on November 23, 1982. The 1982 Plan authorized the Stock Option Committee to issue options to certain key employees for 2,475,095 shares of the Company's Common Stock, which were all granted prior to adoption of the 1987 Stock Option Plan and have been exercised. In 1986, Congress adopted the Tax Reform Act of 1986, and in response to the 1986 Code amendments, the Company's Board of Directors voted to discontinue the 1982 Plan and adopt in its place the 1987 Stock Option Plan. The shareholders adopted the 1987 Plan at the 1987 Annual Meeting of shareholders.

  The 1987 Plan would have expired on June 25, 1997. The Company's Board of Directors proposed that the 1987 Plan be amended and that it be retitled the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan (the "Current
Plan").   The  Board of Directors approved the  adoption  of the
Current Plan on August 29, 1996 and the Company's shareholders approved the Current Plan on November 26, 1996. The Current Plan makes only non-qualified options available for grant, allows for the possibility of transferability and assignability of options, and is designed to facilitate continued compliance with Section 16 of the Securities Exchange Act of 1934, particularly Rule 16b-3.

  The  Current  Plan, like the 1987 Plan and the  1982 Plan,  is
administered  by  the Stock Option Committee.   Members  of that
Committee are directors appointed by the Board. Options may be granted only to key executive personnel and other employees who hold responsible positions with the Company. The Stock Option Committee is authorized to determine, at time periods within its discretion and subject to the direction of the Board, which key employees shall be granted options, the number of shares covered by each option granted, and within applicable limits, the terms and conditions relating to the exercise of options. The Stock Option Committee may impose on the option, or its exercise, restrictions it deems reasonable and which are within the restrictions authorized by the Current Plan. The option price per share under the Current Plan must be at least 100% of the fair market value of a share of the Company's Common Stock at the close of business on the trading day immediately preceding the day the option is granted, and options must be exercised not later than 10 years after the grant date.

  The Stock Option Committee is authorized to grant options to purchase an aggregate of 14,025,702 shares of Company Common Stock under the Current Plan. For information concerning the proposed increase in the number of shares available under the Current Plan, see: "Proposal 2. Increase Number of Shares of Common Stock Available Under Amended and Restated Stock Option Plan" later in this document. During fiscal 1997, the aggregate number of shares subject to options granted was 1,296,600, including 262,000 shares granted to the Company's executive officers as a group, which includes the individuals named in the Summary Compensation Table. These options were granted at prices ranging from $21.875 to $28.375 per share, pursuant to the Current Plan and are exercisable as to not more than 1/3 of the total number of shares granted during each 12-month period following one year from the date of the grant. To the extent, however, that any optionee does not exercise an option as to all shares for which the option was exercisable during any 12-month period, the balance of unexercised options shall accumulate and the option will be exercisable with respect to those shares until the option expires.

  The aggregate number of shares exercised pursuant to all employee stock option plans during fiscal 1997 was 422,131, including 37,000 exercised by the Company's executive officers as
a  group.   The net value of shares purchased (market value less
option exercise price) or cash realized upon exercise of options was $4,290,520 in the aggregate, including $700,762 relating to options exercised by the Company's executive officers as a group.

  In 1989, the directors and shareholders of the Company adopted the 1989 Stock Option Plan for Non-Employee Directors (the "1989
Plan").   The  total  number of shares of  Company  Common Stock
issuable upon the exercise of all options granted under the 1989 Plan could not, in the aggregate, exceed 1,518,750 shares. Under
the   1989  Plan,  all  non-employee  directors  of  the Company automatically received an annual stock option grant for 25,312 shares of the Company's Common Stock. There are no shares now available to be granted under the 1989 Plan. 1989 Plan options became exercisable 6 months after the date of each grant. The stock options were granted at an exercise price equal to the fair market value of the underlying stock on the date of grant and expire one year from the date of a director's retirement from the
Board.   Mr.  James  H. Stewart, who retired from  the Board  of
Directors on November 26, 1996, exercised options under the 1989 Plan on 41,422 shares of Common Stock in fiscal 1997. The net value from those exercised options (market value less option exercise price) was $140,663.

Employee Savings Plans

401(k) Employee Savings Plan - On September 24, 1996, the Board of Directors adopted the Godwins, Booke & Dickenson Prototype Profit-Sharing and Employee Savings Plan and Trust (the "401(k) Plan") as an Employee Savings Plan which provides for retirement benefits for employees, and which is qualified under Section 401(k) of the Internal Revenue Code. Generally, all Company employees who have completed one year of service, who have worked in excess of 1,000 hours with the Company, and who have reached the age of 21, are eligible to participate. Eligible employees may elect to participate in the 401(k) Plan as of the beginning of each calendar month.

   Eligible employees who choose to participate may elect to have up to 16% (not to exceed $9,500 in calendar 1997) of their compensation contributed to the 401(k) Plan. The Company matches 25% of employee contributions for each participant, up to 6% of
the  employee's  compensation.   In  addition  to  these limits,
employee   contributions  and  the  Company  match   for highly
compensated   participants  are  limited  by  a  special annual
nondiscrimination  test  imposed  under  Section  401(k)  of the
Internal  Revenue  Code.   This  test  uses  the percentages  of
compensation contributed by, and matched for, rank and file participants to limit the contributions of, and Company match for, highly compensated participants.

  Participants in the 401(k) Plan have a fully-vested interest in
their   contributions.   A  participant's  interest  in Company
matching contributions begins to vest one year from the date of employment and continues to vest at the rate of 20% per year
until   fully  vested.  Generally  participants  may  self-direct
investments in one or more available mutual funds, but they may not withdraw either their contributions or their vested interest
in   Company  matching  contributions  prior  to  retirement or termination of their employment with the Company. Limited hardship withdrawals are tightly controlled by the provisions of the 401(k) Plan and the Internal Revenue Code.

Deferred Compensation Plan - Effective January 1, 1994, the Company's Board of Directors adopted a Deferred Compensation Plan
to   provide  retirement  and  incidental  benefits  for certain executive employees and outside directors of the Company. At the beginning of each calendar year, participants in this plan may make an election to defer a portion of their compensation. Interest is credited to each participant's account quarterly at a rate equal to the 10-year Treasury Bill rate in effect as of the beginning of the quarter, plus 1.5%. The total interest credited to all participants' accounts during fiscal 1997 was $48,365.

Non-Qualified Savings Plan - On December 21, 1995, the Company's Board of Directors adopted a Non-Qualified Savings Plan (the "Savings Plan") which became effective January 1, 1996. The Savings Plan is intended primarily to encourage savings on the part of a small group of management and highly compensated Company employees, who typically receive refunds from the
Company's    401(k)   Plan   due   to   the    required annual
nondiscrimination  test  imposed  under  Section  401(k)  of the
Internal  Revenue  Code.   In  the discretion  of  the Company's
Compensation   Committee,  other  Company  employees   may also
participate in the Savings Plan. Fundamentally, the Savings Plan allows participants to annually defer from 1% to 50% of their salary and bonus. Employee contributions are placed in a Company trust and are invested in a selection of mutual funds. The Company may in its discretion match employee contributions for each participant, up to 6% of the employee's compensation.
Employees are at all times fully vested in their savings contributions, but only become vested in any Company match in increments of 20% per year. Currently, there is no Company matching contribution.

              OTHER TRANSACTIONS AND RELATIONSHIPS

  The Company leases its stores in Clarksville, Tennessee and Macon, Georgia from B. F. Lowery, a director of the Company. Under the terms of an August 1981 agreement, Mr. Lowery purchased the land, constructed the restaurant buildings and facilities to the Company's specifications and leased the stores to the Company for a 15-year term. The annual rent for the Macon store is the greater of (i) 12% of the total initial cost of the land, buildings and improvements, or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales. The annual rent for the Clarksville store is the greater of (i) 12% of the total initial cost of the land, building and improvements, or (ii) 5% of the total restaurant sales plus 3% of the gift shop sales, if the total of those percentages exceeds $65,000. Taxes, insurance and maintenance are paid by the Company. The Company has options to extend the Clarksville and Macon leases for up to 20 years. During the fiscal year ended August 1, 1997, the Company paid a total of $373,801 in lease payments to Mr. Lowery. During the fiscal year ended August 1, 1997, the Company paid $75,000 as a retainer to Mr. Lowery for corporate legal services. The Company also rented Mr. Lowery's personal jet for Company use throughout the year while the Company jet was undergoing maintenance or repairs. The cost for the aircraft rental was $22,750.

  The Company uses the services of Corporate Communications, Inc., a financial public relations firm in Nashville, Tennessee, of which Charles E. Jones, Jr., a director of the Company, is president and the major shareholder. During the past fiscal year, the Company paid $24,000 to Corporate Communications, Inc. for services and $423,924 for reimbursement of direct expenses including preparation, distribution and design of the Company's annual report, proxy materials, and quarterly reports.

  The foregoing transactions were negotiated by the Company on an
arms-length   basis,   and   management   believes   that these
transactions are fair and reasonable and on terms no less favorable than those which could be obtained from unaffiliated parties.

        PROPOSAL 2.   INCREASE NUMBER OF SHARES OF COMMON
           STOCK AVAILABLE UNDER AMENDED AND RESTATED
                        STOCK OPTION PLAN


    On September 25, 1997, the Board of Directors approved an amendment to the Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan, increasing the number of shares authorized under that Plan from 14,025,702 to 17,525,702, subject to shareholder approval. Options under this Stock Option Plan may be granted to key executive personnel and to other employees holding responsible positions with the Company, which includes store-level management and the highest level of hourly employees in the stores. The proposed increase in the number of shares authorized is to ensure the existence and availability of sufficient shares for the granting of options under this Stock Option Plan in the future.

    For adoption of this proposal, the votes cast favoring the proposal must exceed the votes cast opposing it. The Board of Directors recommends that shareholders vote "FOR" the proposal. Proxies, unless they contain contrary written instructions, will be voted "FOR" the proposal.

        PROPOSAL 3.   APPROVAL OF APPOINTMENT OF AUDITORS

  The Board of Directors has selected and appointed Deloitte & Touche LLP as independent auditors of the Company for the 1998 fiscal year, subject to shareholder approval. Deloitte & Touche LLP have served as the Company's independent auditors since the fiscal year ended July 31, 1973. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if the representative desires, and to be available to respond to appropriate questions.

  For adoption of this proposal, the votes cast favoring the proposal must exceed the votes cast opposing it. The Board of Directors recommends that shareholders vote "FOR" the proposal. Proxies, unless they contain contrary written instructions, will be voted "FOR" the proposal.

               PROPOSAL 4.   SHAREHOLDER PROPOSAL

  Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, NY, has stated that it is the beneficial owner of 2,000 shares of Company Common Stock, and the New York City Employees' Retirement System, Office of the Comptroller, 1 Centre Street, New York, NY 10007, has stated that it is the beneficial owner of 156,984 shares of Company Common Stock and they have each informed the Company that they intend to present the following proposal at the Annual Meeting:

  WHEREAS, recruitment of employees from the widest possible talent pool available can help promote efficiency in corporate operations,

  WHEREAS, hiring policies based on non-job related criteria can lead to less efficient operations, and

  WHEREAS, lower efficiency in corporate operations can in turn lead to a loss in shareholder value,

  RESOLVED,   that   shareholders   hereby   request   that the
Compensation and Stock Option committees in determining levels of executive compensation, consider corporate progress towards ensuring that management policies are designed to recruit workers from the broadest possible talent pool, without regard to race, color, creed, gender, age, or sexual orientation.

For adoption of this proposal, the votes cast favoring it must exceed the votes cast opposing it. The Board of Directors recommends a vote "AGAINST" this proposal for the reasons cited
below.    Proxies,   unless   they   contain   contrary written
instructions, will be voted "AGAINST" the proposal.


                     The Company's Position

     The Company's compensation policies for its executive officers are administered by two committees of the Board of Directors - the Compensation Committee and the Stock Option Committee. To help ensure impartiality, the members of these committees are outside, non-employee directors. A survey prepared by outside,
independent  executive  compensation  consultants, Alexander   &
Alexander, in fiscal 1997 is used to review the Company's executive salaries and bonuses in relation to those of other selected companies in the restaurant and food service industry.
In addition, executive officers participate in the Company's Management Incentive Program which is designed to substantially
tie   individual   compensation  to  actual   Company financial
performance.   The Board of Directors believes that this process
of   setting   executive  compensation  addresses   overall job
performance and serves to enhance company profitability and shareholder value. While an executive's ability to recruit the most capable workers, from whatever sector of society, is certainly an asset which may be considered in the compensation evaluation process, since the company hires from geographically and demographically distinct areas, since the Company already
adheres   to  equal  opportunity  hiring  policies,   and since
"progress" is impossible to measure unless some quantifiable but undefined numerical or similar goals were to be established, the Board does not feel that social issues should be specifically singled out for separate consideration within the context of the business judgment involved in setting executive compensation.

      The Board of Directors for these reasons, recommends a vote
"AGAINST" this shareholder proposal.

                   PROPOSALS OF SHAREHOLDERS

Shareholders intending to submit proposals for presentation at the Company's 1998 Annual Meeting of Shareholders, and for inclusion in the Proxy Statement and form of proxy for that
meeting,   should  forward  their  proposals  to  the Corporate
Secretary, Cracker Barrel Old Country Store, Inc., P.O. Box 787,
Hartmann   Drive,  Lebanon,  Tennessee  37088-0787.  Shareholder
proposals must be in writing, should be sent to the Company by certified mail, return receipt requested, and must be received by the Company prior to June 26, 1998.

            ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company's Annual Report to Shareholders for fiscal year 1997 is being mailed to each shareholder with this Proxy
Statement.   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K,
AND A LIST OF ALL ITS EXHIBITS, WILL BE SUPPLIED WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES: CRACKER BARREL OLD COUNTRY STORE,
INC.   ATTENTION:   INVESTOR  RELATIONS,  PO  BOX  787, LEBANON,
TENNESSEE 37088-0787.   EXHIBITS  TO  THE FORM 10-K  ARE AVAILABLE
FOR  A REASONABLE FEE.